U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   Power, Richard D.
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   (Last)               (First)                 (Middle)

   The Sage Group, 245 Rt. 22 West, Suite 304
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                                    (Street)

   Bridgewater        New Jersey                08807
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   6/16/98
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Discovery Laboratories, Inc. ("Discovery")

   DSCO
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

[X]   Director                             [ ]   10% Owner
[ ]   Officer (give title below)           [ ]   Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)

   6/25/98
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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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
   Common Stock                           3,900                      D
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   Common Stock                          58,500(1)                   I                    By Partnership
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   Common Stock                          10,000                      D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                           2. Date Exercisable         (Instr. 4)                                          Derivative
                              and Expiration Date   ---------------------------------    4. Conver-        Security:
                              (Month/Day/Year)                             Amount           sion or        Direct      6. Nature of
                           ----------------------                          or               Exercise       (D) or         Indirect
                             Date       Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative       Exer-      tion                               of               Derivative     (I)            Ownership
                             cisable    Date        Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Stock Option (Right to Buy)  6/16/98    10/9/06     Common Stock            4,368        $0.0026        D
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Stock Option (Right to
  Buy)(1)(2)                 6/16/98    6/15/08     Common Stock           10,000        $2.66          I             By Partnership
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

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(2) This option becomes exercisable in four annual installments over the optionee's period of Board service, beginning six months after completion of the option grant date, with the first such installment to vest upon the optionee's completion of 18 months of Board service measured from the option grant date.


/s/ Richard D. Power                                             8/11/98
---------------------------------------------            -----------------------
      ** Signature of Reporting Person                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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